M&I MARSHALL & LLSLEY BANK
770 North water Street/Milwaukee, WI 53202-3593/Tel 414 765-7990
CORRESPONDENT BANKING                                             www.mibank.com


December 31, 2004


Nicolet Bankshares, Inc.
P.O. Box 23900
Green Bay, WI 54305

To Whom It May Concern:

     This Letter Agreement (the "Agreement") is made and entered into as of this 31st day of December, 2004, by and between NICOLET BANKSHARES, INC. (the "Customer") and M&I MARSHALL & ILSLEY BANK (the "Leader").

     Customer covenants that so long as any obligation is owed to Lender or Lender has any outstanding commitment to lend to Customer, under the terms and conditions of a promissory note from Customer to Lender dated December 31, 2004, in the aggregate principal amount of $5,000,000.00 (the "Note(s)") and all extensions, renewals or modifications of the Note(s):

     l. Lender shall have received the following security documents (the "Security Documents") in form and substance satisfactory to Lender:

               (i)  Revolving  Business  Note.

     2. Customer shall furnish to Lender, as soon as available, such financial information respecting Customer as Lender from time to time requests, and without request furnish to Lender.

               (i) Copies of all quarterly Federal Financial Institution Examination Council Form 031 ("Call Reports") required by Customer (the "Bank") no later than the due date required by these agencies prepared in accordance with agency requirements, certified, by the financial representatives of Bank now owned or hereafter acquired.

     3. Customer shall timely perform and observe the following financial covenants, all calculated in accordance with generally accepted accounting principles applied on a consistent basis:

               (i) Bank shall maintain at all times an ROA, which is not less than 0.25% to be 0.50% as of December 31, 2005, tested quarterly. "ROA" means annualized net income divided by average total assets.

               (ii) Bank  shall  maintain at all times a ratio of Non-performing
                    Loans to Total Loans, which is not more than 2%, tested quarterly. "Nonperforming Loans" means loans outstanding which are not accruing interest, have been classified as renegotiated pursuant to guidelines


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                    are  90 days or more past due in the payment of principal or interest. "Total Loans" means the sum of loans and direct lease financings, net of unearned income.

               (iii)  Holding  Company  and  Bank shall maintain its status as a
                    "Well  Capitalized" institution per regulatory requirements.

     4 Customer and/or Bank shall not become subject to a "Memorandum of Understanding", a "Cease and Desist Order" or other regulatory actions that reflect any material adverse change in the safety and soundness of the Customer and/or Bank.

     5. Customer shall not pledge any shares of Nicolet National Bank stock to secure any indebtedness or obligation.

     6. This Letter Agreement amends and restates in its entirety an existing Letter Agreement dated August 31, 2004, by and between customer and Lender.

     A breach of any term or condition in this Agreement shall constitute an additional event of default under the Note(s) and Lender may, at its option, declare the Note(s) due and payable, and may pursue all remedies available to it with regard to the Note(s). The undersigned shall reimburse Lender for all expenses incurred by it in protecting or enforcing its rights under this Note(s), including without limitation, costs of administration of the Note(s) and costs of collection before and after judgement, including reasonable attorney's fees and legal expenses.

     In the case of any ambiguity or conflict between this Agreement, any note evidencing a Loan, or any Security Document, this Agreement will govern.

     Please confirm your acknowledgement and acceptance of the terms and conditions of this Agreement by signing and dating below.

Very truly yours,


By:  /s/James Tepp
   ---------------------------------------
   James G. Tepp, Vice President

Accepted and Agreed: December 31, 2004

NICOLET  BANKSHARES, INC.


By:  /s/ Michael E. Daniels
   ---------------------------------------
Title:      EVP/SEC
      ------------------------------------


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